Exhibit 10.6

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made and entered into as of the       day of October, 2005, between R. BRUCE BLACKWELL (the “Lessor”), and EARTH BIOFUELS, LLC, a Mississippi limited liability company (the “Lessee”).

STATEMENT OF BACKGROUND INFORMATION

The Lessor is the owner of that certain parcel of real property and the improvements thereon located in Grenada County, Mississippi and more particularly described on Exhibit A attached hereto (the “Leased Premises”).

The Lessor desires to lease to the Lessee and the Lessee desires to lease from the Lessor the Leased Premises on the terms and conditions described herein.

STATEMENT OF AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.    Term. The Lessee shall use and occupy the Leased Premises for a Term of five years commencing on the date hereof, and ending five years after such date (the “Term”), unless sooner terminated as hereinafter provided.

2.    Rent. During the Term, the Lessee shall pay to the Lessor as rent (the “Rent”) for the Leased Premises the sum of $120,000.00 per year (the “Annual Rental”), payable in equal monthly installments. Monthly installments of Rent shall be paid in advance on the first day of each and every calendar month during the Term.

3.    Maintenance and Repairs. During the Term of this Lease, the Lessee covenants to keep the Leased Premises (including, without limitation, the exterior and structure of the building, all improvements thereon and all heating, plumbing, electrical, air-conditioning, mechanical and other fixtures and equipment now or hereafter on the Leased Premises) in good order, condition and repair, reasonable use and wear only excepted, and to make all repairs and replacements.

4.    Utilities. The Lessee shall pay or cause to be paid all charges for gas, water, sewer, electricity, heat, air conditioning, telephone or other utility or service used in connection with the Leased Premises during the Term. The Lessor shall be under no obligation to furnish any utilities to the Leased Premises and shall not be liable for any interruption or failure in the supply of any such utilities.

5.    Taxes and Insurance. The Lessee shall pay all ad valorem taxes and assessments levied on the Leased Premises during the Term. The Lessee also shall obtain and keep in force during the Term fire and extended coverage property insurance covering the Leased Premises in an amount not less than the full cost of the replacement value thereof, against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, and special extended perils (“all risk” as such term is used in the insurance industry) naming the Lessor as insured. In addition, the Lessee shall obtain and keep in force comprehensive public liability insurance in amounts acceptable to Lessor and with the Lessor named as an additional insured. All personal property belonging to the Lessee located in or about the Leased Premises shall be at the sole risk of the Lessee.

6.    Compliance with Law. The Lessee shall make all repairs, alterations, additions or replacements to the Leased Premises required by any law or ordinance of any public authority; keep the Leased Premises equipped with all safety appliances so required; and to comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health, environmental regulations and other codes, regulations, ordinances or laws applicable to the Leased Premises.

7.    Surrender at End of Term. The Lessee shall quit and surrender the Leased Premises at the expiration of the Term or earlier termination of this Lease in as good condition as reasonable use will permit, damage by fire and elements accepted.

8.    Damage by Fire or Other Cause. If the Leased Premises shall be partially damaged by fire or other cause, the damage shall be repaired by the Lessor to the extent of insurance proceeds received by the Lessor. If all or substantially all of the Leased Premises becomes unfit for occupancy and use as a result of fire or other cause, the Lessor may elect (a) to terminate this Lease as of the time when the Leased Premises are made unfit for occupancy and use by giving written notice to the Lessee within fifteen (15) days after that date, or (b) to repair, restore or rehabilitate the Leased Premises to the extent of insurance proceeds received by the Lessor within one hundred eighty (180) days after the Lessor is able to take possession of the Leased Premises and undertake reconstruction or repairs, in which latter event this Lease shall not terminate but the Rent shall be abated on a per diem basis while the Leased Premises are unfit for occupancy and use. If the Lessor elects to restore, repair or rehabilitate the Leased Premises and does not substantially complete the work within said one hundred eighty (180) day period, either party shall have the right to terminate this Lease as of the time when the Leased Premises became unfit for occupancy and use by written notice to the other party not later then ten (10) days after the expiration of said period. In the event of such termination of this Lease, the Lessee’s liability for the Rent shall cease as of the date the Leased Premises were made unfit for occupancy and use.

9.    Condemnation. If any part of the Leased Premises shall be taken or condemned for any public use by any legally constituted authority by right of eminent domain and a part thereof remains which, in the Lessor’s judgment, is suitable for the full conduct of the Lessee’s business, this Lease as to the part to be taken shall terminate as of the date title vests in the condemnor (or such earlier date on which possession of the Leased Premises must be given to the condemnor), the Lessor shall promptly restore the portion of the Leased Premises not taken, and the rent payable hereunder shall be adjusted equitably. If Lessor determines that the aforementioned taking renders the remainder of the Leased Premises unsuitable for the Lessee’s use, the Lessor may terminate this Lease as of the date when the Lessor determines that the Leased Premises are unsuitable for the Lessee’s use by giving notice to that effect within thirty (30) days after such determination.

If all or substantially all of the Leased Premises are taken or condemned or so much thereof that the use by the Lessee shall be substantially impaired, this Lease shall terminate. All compensation awarded or granted shall be the property of the Lessor. Notwithstanding the provisions herein, the Lessee shall have the right to make a separate claim with the condemning authority for the value of the Lessee’s trade fixtures and relocation expenses.

10.  Default by the Lessee. If (a) the Lessee defaults in the payment of the Rent or any additional charge or cost to be paid by the Lessee as provided in this Lease and such default shall continue uncorrected for a period of five (5) days after written notice, or (b) the Lessee defaults in the performance and observance of any of the terms and conditions of this Lease to be performed or observed by the Lessee and such default shall continue uncorrected for a period of thirty (30) days after written notice, or (c) any execution, attachment, or other order of court shall be issued upon or against the interest of the Lessee in this Lease and shall continue for a period of thirty (30) days after written notice, then and in any such event, interest shall accrue on all monetary obligations owed under this Lease at the lesser of the prime rate of BancorpSouth Bank (or its successor) plus four percent (4%), or the maximum rate permissible by law, and in addition to any and all rights and remedies allowed by law and equity, the Lessor may terminate this Lease with written notice to the Lessee.

11.  Default by the Lessor. The Lessor’s failure to perform or observe any of the Lessor’s obligations under this Lease after a period of thirty (30) days after the Lessor receives written notice from Lessee shall be a default by the Lessor. Upon the happening of a default by the Lessor, the Lessee shall have the right, but not the obligation, to perform the Lessor’s obligation and deduct any cost incurred by the Lessee from the Rent due hereunder. In addition, the Lessee may pursue any other legal or equitable remedies, including terminating this Lease.

12.  Indemnification. The Lessee shall save Lessor harmless, and exonerate and indemnify Lessor from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation or public authority on account of injury, death, damage or loss to person or property in or upon the Leased Premises arising out of the use or occupancy of the Leased Premises by Lessee or by any person claiming by, through or under Lessee (including, without limitation, all patrons, employees and customers of Lessee), or arising out of any delivery to or service supplied to the Leased Premises, or on account of or based upon anything whatsoever done on the Leased Premises, except if the same was caused by the gross negligence or willful misconduct of Lessor, its agents, servants or employees. In respect of all of the foregoing, Lessee shall indemnify Lessor from and against all costs, expenses (including reasonable attorneys fees) and liabilities incurred in or in connection with any such claim, action or proceeding brought thereon; and, in case of any action or proceeding brought against Lessor by reason of any such claim, Lessee, upon notice from Lessor and at Lessee’s expense shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Lessor.

13.  Improvements, Fixtures and Trade Fixtures. It is expressly understood and agreed that any and all signs, fixtures, trade fixtures, machinery, fencing, furniture, appliances and equipment erected or installed by the Lessee, whether or not attached to the Leased Premises, shall remain the property of the Lessee and may be removed by the Lessee at or before the expiration of this Lease and any renewals hereof, including the period of any “holding over”, provided the Lessee repairs all damage which may be caused by any such removal in a good and workman-like manner. The building and other improvements located on the Leased Premises (excluding the items described above), whether constructed or renovated by the Lessor or the Lessee, shall remain the property of the Lessor at the termination of the Lease and any renewals hereof.

14.  Quiet Enjoyment. The Lessor covenants and agrees that upon the Lessee paying the Rent as provided herein and performing all of the covenants and conditions herein set forth, the Lessee shall and may peaceably and quietly have, hold and enjoy the Leased Premises for the Term and for the intended uses and purposes, subject nevertheless to the provisions of this Lease.

15.  Lessor’s Right to Enter. The Lessee covenants and agrees to permit the Lessor and its agents to enter and examine the Leased Premises at reasonable times and upon reasonable notice to the Lessee and, during the last six months of the Term of the Lease, to keep affixed in suitable places notices of availability of the Leased Premises.

16.  Ownership of Leased Premises. The Lessor represents that the Lessor owns the Leased Premises in fee simple and has the right to lease the same to the Lessee. The Lessor agrees to deliver to the Lessee the Leased Premises free from the tenancy of any person or entity other that the Lessee.

17.  Assignment and Subletting. The Lessee may not convey, transfer, encumber or otherwise assign or sublease, whether voluntarily or involuntarily or by operation of law, all or any part of its interest in the Leased Premises without the express written consent of the Lessor, which shall not be unreasonably withheld; provided, however, that the Lessee may assign the Lease to a limited liability company controlled by the Lessee without the requirement of obtaining the Lessor’s consent. For purposes of this Section, an assignment of this Lease shall be deemed to include any change in control of Lessee or any transaction pursuant to which Lessee is merged or consolidated with another entity or pursuant to which all or substantially all of Lessee’s assets are transferred to any other entity, as if such change in control or transaction were an assignment of this Lease. No subletting or assignment shall in any way impair the continuing primary liability of Lessee under this Lease, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Lessor’s written approval in the case of any other subletting or assignment. Any subletting, assignment or other transfer of Lessee’s interest in this Lease in contravention of this Section shall be voidable at Lessor’s option.

18.  Rights of Mortgagees. This Lease, and all rights of Lessee hereunder, are and shall be subject and subordinate to all mortgages, which may now or hereafter affect the Leased Premises, to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such mortgages. This Section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Lessee shall promptly execute, acknowledge and deliver any instrument that Lessor or the holder of any such mortgage may reasonably request to evidence such subordination. Any mortgage to which this Lease is, at the time referred to, subject and subordinate, is herein called a “Superior Mortgage” and the holder of a Superior Mortgage is herein called the “Superior Mortgagee”.

If any Superior Mortgagee or its nominee shall succeed to the rights of Lessor under this Lease, then at the request of such party so succeeding to Lessor’s rights (the “Successor Landlord”) and upon such Successor Landlord’s written agreement to accept Lessee’s attornment, Lessee shall attorn to and recognize such Successor Landlord as Lessee’s landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Lessee upon all of the terms, conditions and covenants as set forth in this Lease. Lessee agrees at any time and from time to time to execute a suitable instrument in confirmation of Lessee’s agreement to attorn, as aforesaid.

19.  Assigns. The terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the Lessor and the Lessee and their legal representatives, successors and assigns, subject to Section 17 herein.

20.  Severability. In case any one or more of the provisions contained in this Lease shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Lease shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein unless to do so would materially alter the benefits and burdens the parties hereto have bargained for.

21.  Entire Agreement. This lease contains the entire agreement between the parties and shall not be modified in any manner except by an instrument in writing executed by the parties or their respective successors in interest.

22.  Memorandum of Lease. This Lease may not be recorded in the land records. Upon request of the Lessee, the Lessor shall execute a “short form” or memorandum of lease providing notice of Lessee’s interest in the Leased Premises.

23.  Attorneys Fees. In the event it becomes necessary for either party to enforce the terms of this Lease, the prevailing party shall be entitled, in addition to such damages or other relief as may be granted, to recover reasonable attorneys’ fees and costs, such attorneys’ fees to include those incurred on any appeal.

IN WITNESS WHEREOF, the parties have executed this Lease effective as of date first above written.

- LESSOR -

/s/ R. Bruce Blackwell
R. BRUCE BLACKWELL

- LESSEE -

EARTH BIOFUELS, LLC

By:	/s/ R. Bruce Blackwell
R. Bruce Blackwell, Manager

EXHIBIT A

Legal Description of Leased Premises

See attached

253 HWY 7 NORTH
GRENADA, MS

EXHIBIT “A”

3.898 acres of land, more or less, lying in the East 1/2 of Section 14, T-23-N, R-4-E, Choctaw Meridian, Grenada County, Mississippi, and more particularly described as follows:

Beginning at a iron bar at the intersection of South R.O.W. of Mississippi Highway No. 7 with the Westerly R.O.W. of Country Meadows Road located 1482.2 feet West and 2805.5 feet North of the Southeast corner of said Section 14, thence S 32° 58’ East along the Westerly line of Country Meadows Road for 438.0 feet to an iron bar, thence S 65° 34’ West along a fence for 459.7 feet to an iron bar on the East line of a gravel road, thence N 28° 02’ West along the Easterly line of a gravel road for 333.5 feet to an iron bar on the Southerly R.O.W. of Mississippi Highway No. 7, thence run N 52° East along the said Highway R.O.W. for 427.6 feet, more or less, to the Point of Beginning.

SIGNED FOR IDENTIFICATION

BY:	/s/ Richard B Blackwell
RICHARD B BLACKWELL